STADION INVESTMENT TRUST
SEVENTH AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SEVENTH AMENDMENT, dated as of the 13th day March, 2013, to the Custody Agreement dated as of June 1, 2007, as amended September 26, 2007, October 23, 2009, June 18, 2010, March 8, 2012, December 28, 2012 and January 15, 2013 (the "Custody Agreement"), is entered into by and between STADION INVESTMENT TRUST, a Delaware statutory trust, (the “Trust”) and U.S. BANK, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to amend the Custody Agreement to add a fund; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit C of the Custody Agreement is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

STADION INVESTMENT TRUST		U.S. BANK, N.A.

By:	/s/Judson P. Doherty	By:	/s/ Michael R. McVoy

Name:	Judson P. Doherty	Name:	Michael R. McVoy

Title:	President	Title:	SeniorVice President

AMENDED EXHIBIT C
to the
 Custody Agreement

Fund Names

Separate Series of Stadion Investment Trust

Name of Series

Stadion Core Advantage Portfolio
Stadion Managed Portfolio
Stadion Trilogy Fund
Stadion Olympus Fund
Stadion Tactical Income Fund
Stadion Market Opportunity Fund

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